Exhibit 99.1

Spare Backup, Inc. Announces Results From UK Marketing Pilot

Wednesday September 5, 10:27 am ET

- New user sign up, average every 90 Seconds* -

PALM DESERT, Calif., Sept. 5 /PRNewswire-FirstCall/ -- Spare Backup, Inc. (OTC Bulletin Board: SPBU - News) announced today that it has successfully conducted a pilot program in preparations of its major European launch later this month. The pilot program resulted in a new user registration on average every 90 seconds of the day within a 48* hour period. In addition to managing the high rate of registrations, Spare Backup’s systems operated glitch-free which is an important factor in preparation for the full launch.

Spare Backup will be launching an extensive marketing campaign beginning at the end of this month and continuing through to the end of this year with its partner, DSG International. The campaign will provide product exposure to millions of consumers. Given the success of these pilot programs, Spare Backup believes it will continue to achieve sufficient client registrations to meet its target goals for the end of the year.

Cery Perle, CEO of Spare Backup said, “This trial run solidifies our position and substantiates our systems infrastructure in anticipation of our forecasting growth. In some instances during the pilot we averaged a new user registration every 30 to 40 seconds.”

“It is important to note that the key success to these pilot programs is not only the sign-ups, but making sure that our software systems operated flawlessly. We are pleased with the results of the pilot program and are looking forward to the continued growth of the customer base and expansion within the European markets,” concluded Mr. Perle.

About Spare Backup, Inc

Spare Backup, Inc. specializes in helping consumers, small office/home office users, and small to mid-sized businesses protect their computer data quickly, automatically and cost-effectively. The company’s flagship Spare Backup product is the first totally automated online backup service that intelligently selects, secures and stores files without any user intervention, automatically backing up documents, email, music, photos and other PC files on a continuous basis or according to the schedule of the user’s choice. The company is headquartered in Palm Desert, Calif.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the company’s behalf. All statements, other than statements of historical facts, which address the company’s expectations of sources of capital or which express the company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. Such statements made by the company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the company, actual results may differ materially from the expectations expressed in the forward- looking statement.

* Signups are based on a 48 hour average with a 5% statistical margin

Source: Spare Backup, Inc.